Exhibit 16.1

MOORE & ASSOCIATES, CHARTERED
  ACCOUNTANTS AND ADVISORS

8/27/09

U. S. Securities and Exchange Commission
450 Fifth Street NW
Washington DC  20549

Re:   Rider Exploration, Inc.

Dear Sirs:

We were previously the principal auditors for Rider Exploration, Inc. and we reported on the financial statements of Rider Exploration, Inc. for the period from inception, 5/17/07 to 4/30/09.  We have read Rider Exploration, Inc.'s statements under Item 4 of its Form 8-K, dated September 3, 2009, and we agree with such statements.

For the most recent fiscal period through to 4/30/09, there have been no disagreements between Rider Exploration, Inc. and Moore & Associates, Chtd. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Moore & Associates, Chtd. would have caused it to make a reference to the subject matter of the disagreement in connection with its reports.

Yours truly,

/s/ Moore & Associates, Chartered
Moore & Associates, Chartered
Las Vegas, Nevada

6490 West Desert Inn Road, Las Vegas, NV 89146
(702) 253-7499 Fax (702) 253-7501